Exhibit 16..1

March 4, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-6561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 4, 2013 of Socket Mobile, Inc. and are in agreement with the statements contained therein, except for all of paragraph (b), for which we have no basis to agree or disagree with the statements of the registrant contained therein.

Respectfully,

/s/ Moss Adams LLP